Exhibit 99.1

Newfield Exploration Provides 2010 Operational Summary

Production volumes grow 12% year over year, oil comprises nearly one-third of total

2010 domestic oil production up 20% year over year

FOR IMMEDIATE RELEASE

Houston – February 15, 2011 – Newfield Exploration Company (NYSE: NFX) today provided a detailed operational update. The update precedes the announcement of the Company’s fourth quarter and year-end 2010 financial results planned for after-market close on February 16, 2011. A conference call is planned for 8:30 a.m. CST on February 17, 2011. To participate in the call, dial 719-325-4751 or listen through the investor relations section of the website at http://www.newfield.com.

Nearly 60% of Newfield’s 2010 investments were focused on oil and “liquids rich” gas assets within the Company’s portfolio. As a result, 2010 domestic oil production increased 20% over 2009. The Company’s domestic oil production exited 2010 at a rate of 44,000 BOPD, approximately 10,000 BOPD higher than at year-end 2009.

Newfield’s year-end 2010 reserve report reflects margin optimization and an oil focused business strategy. Oil now comprises approximately one-third of the Company’s total proved reserves and, as a result, the Company’s PV-10 Value of proved reserves at year end 2010 totaled $6.8 billion, an increase of more than 80% over the comparable year. See “Explanation of Non-GAAP Financial Measures” found at the end of this release. Newfield disclosed its year-end 2010 reserves in a news release dated February 7, 2011, which can be found on the Company’s website.

For the fourth quarter of 2010, Newfield’s production was 77 Bcfe, an increase of 20% over the comparable quarter of 2009. Approximately one-third of fourth quarter 2010 production was oil. For the full year, Newfield’s production was 288 Bcfe, an increase of 12% over 2009. Approximately 30% of full year 2010 production was oil.

Rocky Mountain’s Oil Program

Production from the Company’s Rocky Mountain focus area increased about 12% in 2010. Approximately two-thirds of the region’s production is oil. Current net production from the area is nearly 30,000 BOEPD and represents nearly 20% of the Company’s total production.

Greater Monument Butte Field Area – In 2010, Newfield operated five rigs in the Greater Monument Butte field area, and drilling focused on 20-acre and 40-acre infill drilling in the Monument Butte Unit as well as assessment and development of the acreage north and adjacent to the Monument Butte Unit. Sales in the area increased nearly 20% in 2010. Uinta Basin sales today are approximately 24,000 BOPD (gross). Due to drilling efficiencies, the Company drilled a record 375 wells in the field. Average time to drill and case wells during 2010 was less than five days, a record. Completed well costs today range from $700,000 – $900,000 (gross).

In 2011, Newfield plans to maintain a five-rig program in the field and expects to grow Newfield's Uinta Basin production more than 15% over 2010. A significant portion of the 2011 drilling program will be dedicated to development and delineation wells on the acreage north and adjacent to the Monument Butte Unit.  The remainder of the drilling program will focus on development drilling in the Greater Monument Butte Unit. The Company estimates that more than 4,500 development drilling locations remain in its Monument Butte field area. Newfield has an average working interest of more than 70% in its 200,000 net acres in the Uinta Basin.

Williston Basin – Newfield more than doubled its Williston Basin production in 2010 and today the area is producing about 7,000 BOEPD net. Nearly all of the Company’s 2011 drilling campaign is focused on development areas, both on the Nesson Anticline and west of the Nesson.

As in other resource plays, Newfield has seen increased efficiencies through drilling super extended lateral (SXLs) wells. Substantially all of the Company’s planned wells in 2011 are SXLs. In the second half of 2010, Newfield disclosed two SXL completions with initial gross production rates of more than 3,300 BOEPD. The Company has since drilled an additional eight SXLs with average lateral lengths of approximately 9,600’. Of the wells, five were recently completed and are cleaning up following fracture stimulation. The remainders are awaiting completion. Average gross completed SXL costs are approximately $8.5 million.

Newfield now has 120,000 net acres and an additional 54,000 acres in the mature Elm Coulee field. The Company recently added a fifth operated drilling rig in the Williston Basin and has secured fracture stimulation services for 2011-2012. Newfield plans to maintain a five-rig program in the region and double annualized production.

Southern Alberta Basin – To date, Newfield has drilled five vertical wells, completed and placed on production a horizontal well, and has a second horizontal well awaiting completion. All of the wells to date have encountered oil. Newfield has 280,000 net acres in the play, located in Glacier County, Montana. There are multiple prospective geologic formations and exploration will continue throughout 2011.

Onshore Gulf Coast

Eagle Ford Shale – The Company’s Eagle Ford Shale assessment program in 2010 was successful. The program included 11 Eagle Ford wells, all of which encountered light oil with API gravity ranging from approximately 30 – 50 degrees. Lateral lengths on the wells were approximately 5,000’. With information obtained from this assessment, the Company believes that substantially all of its Eagle Ford acreage in the Maverick Basin is within the oil window.

In early 2011, the Company released production information on six wells. Peak gross production rates (24-hour) ranged from approximately 400 – 900 BOEPD with an average of 630 BOEPD. Thirty-day gross production averaged approximately 400 BOEPD. Estimated ultimate recoveries (EUR) for the six wells drilled with more than 90 days of production range from 200 – 400 MBOE.

Newfield estimates that oil in place on the Company’s acreage in the Lower Eagle Ford ranges from 40 – 60 MMBOE per section. The Company owns an 85% working interest in approximately 335,000 net acres.

In 2011, Newfield plans to run two to three operated rigs and has a service agreement in place for fracture stimulation services in 2011 – 2012.  With continued success, Newfield may elect to increase its activity in the second half of 2011.

Newfield recently commenced a process to sell certain non-strategic domestic assets. The planned sales are expected to come from some conventional Onshore Gulf Coast assets and will have a minimal impact on 2011 production. The Company expects proceeds to be approximately $200 million.

Mid-Continent

Granite Wash – Newfield continues to have success in its Granite Wash development program, located primarily in Wheeler County, Texas. To date, the Company has drilled 40 horizontal wells and gross initial production has averaged approximately 16 MMcfe/d (24-hour rate) from the 35 wells completed and producing. Newfield has successfully assessed 10 geologic horizons and additional prospective intervals remain.

Over the last year, Newfield added about 13,000 net acres in the Granite Wash play. For 2011, the Company plans to drill about 24 wells with a four-rig operated program. This level of activity is expected to grow production more than 20% over 2010. The planned 2011 program will focus almost exclusively on the condensate and “liquids rich” Marmaton formation in Stiles/Britt Ranch and initial assessment of new acreage.

Woodford Shale –With substantially all of its Woodford acreage in the gas portion of the play held by production, the Company has shifted its primary focus to a new play in the area – the “oily” Woodford. This play is located along the western edge of the Company’s acreage in Coal and Hughes Counties, Oklahoma.

Last week, Newfield released initial results in the oily Woodford. Peak gross production (24-hour) from five wells drilled to date averaged 1,410 BOEPD. Approximately 35% of the hydrocarbon stream is oil (API gravity of 41 degrees), with the remainder 1,300 Btu gas. The wells have an average lateral length of approximately 8,500’ and were drilled and completed for an average of less than $8.5 million (gross). Newfield has substantially a 100% working interest in these wells.

For 2011, Newfield plans to run a two to three operated rig program in the Arkoma Basin, primarily focusing on the oil and “liquids rich” portion of the play. As a result, the Company expects that its natural gas production in the region will moderately decline in 2011.

International Oil Developments

Newfield’s 2010 international oil liftings were 6.1 MMBbls, or nearly 20% above beginning of the year expectations. The largest contributor to Newfield’s international oil production was Malaysia where net liftings averaged approximately 14,000 BOPD in 2010. The Company commenced production in late 2010 at West Belumut on PM 323, and plans to add new oil volumes in late 2011 from East Piatu on the PM 329 block. East Piatu is expected to commence production at approximately 10,000 BOPD gross. Newfield has a 70% interest in the new development.

In late 2010, Newfield made a gas discovery associated with its pinnacle reef play on license area SK 310. The Company’s first well drilled under this PSC found a 258 meter gas column. Newfield is evaluating development options with its partner. The Company has a 30% interest in the recent discovery.

Deepwater Gulf of Mexico

Newfield’s deepwater Gulf of Mexico production in 2010 was 32 Bcfe (net). In late 2010, the Company announced the deferral of exploratory drilling in the Gulf for 2011. The Gladden oil development, located at Mississippi Canyon 800, is expected to commence production in late February 2011 at approximately 4,750 BOPD gross. Newfield operates Gladden with a 57.5% working interest. In addition to Gladden, Pyrenees, located at Garden Banks 293, is expected to commence production in late 2011. Outside-operated developments, Axe and Dalmatian, are schedule for first production in 2013.

2011 Capital Investment and Production Summary

Newfield plans to invest approximately $1.7 billion in 2011. The planned budget excludes capitalized interest and overhead of approximately $170 million. This budget approximates the Company’s estimate of 2011 cash flow from operations. Approximately two-thirds of the 2011 budget will be allocated to oil projects and substantially all of the remainder is planned for “liquids rich” gas plays.

For 2011, Newfield expects that its production will be 312 – 323 Bcfe, up 8 –12% over 2010. Domestic oil production is expected to increase about 50% in 2011. Natural gas production is expected to remain flat in 2011, despite a significant reduction in natural gas investments.

Explanation of Non-GAAP Financial Measures

PV-10 Value – This term is considered a non-GAAP financial measure under SEC regulations and differs from the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”) in that PV-10 Value is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes. Newfield believes that pre-tax PV10% Value is an important measure that can be used to evaluate the relative significance of its oil and natural gas properties and that pre-tax PV10% Value is widely used by security analysts and investors when evaluating oil and natural gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. Newfield's Standardized Measure for the year ended December 31, 2010 was approximately $4.9 billion.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas, Appalachia, and the Gulf of Mexico. The Company has international operations in Malaysia and China.

** This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and planned capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2009 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations:                           Steve Campbell (281) 847-6081
    Danny Aguirre (281) 668-2657
Media Relations:                              Keith Schmidt (281) 674-2650
Email: info@newfield.com

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